Exhibit 10.17

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into as of the 14 day of August, 2002, by and between Docent, Inc., a Delaware corporation (the “Company”), and MOBIA, LLC (“Consultant”).

RECITALS

A.    Consultant and the Company desire to enter into this Agreement to identify the terms and conditions of Consultant’s service to the Company.

NOW, THEREFORE, in consideration of and in reliance upon the mutual covenants and agreements set forth herein, the Company and Consultant hereby agree as follows:

1.    Services.    During the term of this Agreement, Consultant will serve as a management consultant to the Company. As such, Consultant will make Robert Lauer, President of Consultant, available to the Company to render general management advice and assistance regarding strategic planning, business positioning, development of new business, product offering definition, acquisitions, relationships and service to existing customers and channel partners and such other matters as the management of the Company from time to time may reasonably request. It is anticipated that these requests will result in approximately five (5) workdays per month, including periodic phone contact. The Consultant shall at all times keep the Company informed of its activities pursuant to and in the performance of this Agreement.

2.    Term.    Subject to earlier termination as provided herein, this Agreement shall be for a term commencing on the date hereof, and ending on the first (1st) year anniversary of the date hereof, inclusive (the “Term”). This Agreement may be renewed upon such terms and conditions as may be mutually agreed upon by the parties in writing upon the expiration of the Term; provided, however, that neither party shall have any obligation to renew this Agreement.

3.    Compensation.

3.1    Consulting Fee.    In consideration for the services hereunder, the Company shall pay Consultant a consulting fee (“Consulting Fee”) at the rate of Fifteen Hundred Dollars ($1,500) per day, plus reasonable out of pocket expenses as set forth in Section 3.4; payable monthly. Consultant and the Company will treat all payments of the Consulting Fee as being payment in respect of services rendered by Consultant for income tax purposes. The Consultant will provide a time card on a monthly basis to the Company documenting the number of days worked for the month in arrears. The Company agrees to pay the Consultant in accordance herewith within fifteen (15) days after the Company’s receipt of such time card.

3.2    Stock Options.    In further consideration for the services hereunder, the Company shall grant Consultant, or a representative of Consultant, a stock option to purchase up to Forty Thousand (40,000) shares of Company common stock, with an exercise price equal to the fair market value of Company common stock on the date of grant as determined by the Company’s Board of Directors. This option will be granted pursuant to the Company’s 2000 Equity Incentive Plan and will be governed by the terms and conditions contained in the Company’s Stock Option Agreement (the “Stock Options”). The Stock Options shall vest monthly over the Term of this Agreement, commencing on the anniversary of the first month following the date of this Agreement.

3.3    Withholding.    With respect to any payments to Consultant pursuant to this Agreement, the Company reserves the right and shall withhold FICA and other federal, state or local income or other taxes, including compliance with or contribution to state workers’ compensation, unemployment or other funds or programs.

3.4    Expenses.    The Company will reimburse Consultant for reasonable promotional, business and entertainment expenses undertaken by its employees, at the specific request of the Company. Consultant will furnish the Company with such documentation in connection with such expenses as may be required by the Internal Revenue Code of 1986 and the regulations promulgated thereunder and with Company expense reimbursement policies as in effect from time to time.

4.    Termination.

4.1    This Agreement may be terminated prior to the expiration of its Term by either party upon thirty (30) days notice in writing to the other party. At anytime, either party may terminate this Agreement by providing sixty (60) days written notice.

4.2    At anytime, the Company shall have the right to terminate the Agreement upon notice to the Consultant in the event of:

4.2.1    The insolvency of the Consultant, filing by or against the Consultant of a voluntary or involuntary petition in bankruptcy, or the execution by the Consultant of any assignment for the benefit of creditors; or

4.2.2    The death of the Consultant, if the Consultant is an individual, or the dissolution of the Consultant if not an individual.

4.3    Should the Company terminate this Agreement prior to expiration of the Term, then any unvested stock options granted to Consultant as set forth in Section 3.2 herein shall immediately be accelerated and be deemed vested as of the effective date of termination.

4.4    In the event of any termination of this Agreement, neither party shall have any further obligations to the other, except as herein provided.

5.    Assignment.    Any attempt by Consultant to assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company will be void. Without the prior written consent of Consultant, the Company may assign this Agreement as part of the sale of all or substantially all of its business or assets.

6.    Independent Contractor.    It is expressly understood and agreed that the Company and Consultant are independent contractors in relation to each other. In no event shall either party be deemed to be the partner or the joint venturer of the other, nor shall Consultant or its employees be treated as an employee of the Company, other than with respect to the Company’s right to affect the withholding of taxes as set forth in Section 3.3 herein. Consultant and its employees shall not be authorized by reason of this Agreement to conduct business under the name of, or for the account of, the Company or incur obligations of any kind, express or implied, on behalf of the Company, or make any promise, warranty or representation on the Company’s behalf with respect to any product or service of the Company.

7.    Proprietary Information.    During the course of this Agreement, each party may be given access to information (in hardcopy or electronic form) which relates to the others past, present, or future research, development, business activities, products, services, and technical knowledge, and would be identified by the disclosing party as “confidential”. Only such information will be deemed “Proprietary Information”, “Proprietary Rights” or “Inventions” for purposes of this Agreement. In connection, therewith, the following subsections shall apply:

7.1    Each party agrees to protect the confidentiality of the confidential information of the other in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind. But in no event shall either party exercise less than reasonable care in protecting such confidential information. Access to the confidential information shall be restricted to personnel of the Consultant and the Company engaged in a permitted use.

7.2    Nothing in this Agreement shall prohibit or limit either party’s use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to it without obligation of confidence; (ii) independently developed by or for it; (iii) acquired by it from third party which is not to its knowledge under an obligation of confidence with respect to such information; or (iv) which is or becomes publicly available through no breach of this Agreement.

7.3    Nothing in this Agreement shall prohibit or limit Mr. Lauer’s use of knowledge accumulated during his business career which would be necessary to fulfill Board of Director responsibilities at the Company and with other companies, as well as provide business advice to other companies during the term of this Agreement not in competition with the Company; and would include, but not be limited to, sharing of business experience, ideas, business models and frameworks, methods of analysis and strategies, particularly related to his area of expertise in eLearning and Knowledge Management. The Consultant shall disclose to the Company those companies for which he will perform services during the term of this Agreement.

7.4    To the extent that specific inventions are originated and prepared for the Company by Consultant during the course of this Agreement in the areas identified in this Agreement (either independently or in concert with the Company or third parties) the intellectual property rights and the deliverables relating to these inventions shall be jointly owned by the Company and the Consultant except that the Consultant agrees that such rights and deliverables will not be used in a competitive way during the term hereof or for a period of one year from the date of termination.

7.5    It is recognized by both parties that the Company’s primary areas of proprietary information and inventions are related to software products.

8.    The Consultant agrees that it will not enter into, during the term of this Agreement, an agreement to carry out consulting or other activity for the same or similar services with Docent competitors (“Competitors”) set forth in Exhibit A, or which will interfere with or reduce Consultant’s ability to perform the services to be provided under this Agreement. Except as prohibited by the prior statement, the Consultant shall be free to contract for noncompetitive consulting services with others during the term of this Agreement.

9.    Miscellaneous

9.1    Governing Law.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the choice-of-laws provisions thereof. The exclusive venue for any dispute arising out of or related to this Agreement shall be the California State courts and federal courts within the State of California, and all parties consent to personal jurisdiction in these courts. The prevailing party in any action brought under this Agreement will be entitled to recover costs and reasonable attorney’s fees.

9.1    Waiver.    Failure of the Company at any time to enforce any provisions of this Agreement or to require performance by Consultant of any provision hereof shall in no way affect the validity of this Agreement or any part hereof or the right of the Company thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation acceptance or waiver by the Company of that default or any other or subsequent default or breach.

9.2    Protection of Persons and Property.    The Consultant shall take all necessary precautions necessary for the safety of and prevention of damage to persons or property, including the Company’s property and employees.

9.3    Business Standards.    The Company’s employees are expected to observe the highest standards of business ethics and comply with all applicable laws, regulations, and contract requirements. These requirements are equally applicable to Consultant. The Consultant understands that any breach of this clause or any use or attempted use of undue or improper influence to assist the Company shall be grounds for immediate termination of this Agreement by the Company, in addition to any other applicable remedies. This shall be applicable to the actions of the Consultant, its employees and agents, and any party or parties over which the Consultant has control.

9.4    Company Property.    In the event the Company provides the Consultant property owned or controlled by the Company, the Consultant shall be deemed an insurer of such property and shall be responsible for its prompt, safe return to the Company when no longer required by the Consultant or upon a request for return by the Company.

9.5    Indemnification.

9.5.1    Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party (the “Beneficiary”), its officers, directors, employees, agents and representatives from any cost, damage, expense or other loss or liability incurred or paid, arising out of or on account of claims or suits, whether in law or in equity, which may be asserted or brought against any of the indemnified parties hereunder, for property damage or destruction, personal injury or death or any other damages of any nature or kind, including claims of consequential actions or omissions of the Indemnifying Party or its officers, directors, agents, or representatives, in performance of the services herein, except to the extent of losses arising through the fault of the Beneficiary. The Indemnifying Party agrees to pay or reimburse the Beneficiary for any expenditures, including reasonable attorney’s fees and amounts paid in settlement, that the Beneficiary may make or become liable for in connection with the investigation, settlement, defense or otherwise by reason of such claims and suits and, if required in writing by the Beneficiary, will defend any such claims or suits with counsel reasonably acceptable to the Beneficiary at the sole cost and expense of the Indemnifying Party. The Indemnifying Party agrees to pay and to discharge any judgment orders or decrees rendered or entered against any of the indemnified parties for any matter indemnified hereunder. The Beneficiary may retain any monies due or to become due to the Indemnifying Party to reimburse the Beneficiary for any payments made for, or to protect the Beneficiary against loss for, any such claims, demands, suits, judgments or liabilities; provided that the extent of the Indemnifying Party’s liability under this paragraph shall not exceed the fees paid by the Company to the Consultant.

9.6    Notices.    Any notice required or permitted to be given hereunder shall be in writing and delivered to the addresses set forth in this Agreement or to such other address as either of the parties may, from time to time, designate by notice in writing to the other. A notice so sent by mail shall be deemed to have been delivered in due course after posting.

9.7    Company Approval.    This Agreement must be approved by Company’s Board of Directors prior to being signed by the Company.

9.8    Entire Agreement.    The foregoing is the entire agreement of the parties hereto in respect of the subject matter hereof, and no waiver, amendment or modification hereof shall be valid unless in writing and signed by both parties

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first written above.

MOBIA, LLC

By ROBERT A. LAUER, President

Docent, Inc.

By:

EXHIBIT A
DOCENT COMPETITORS

Boniva
Click2Learn
DigitalThink
Gen21
Hewlett Packard Education
IBM-Lotus Learning Space
Intellinex
Isopia
KnowledgePlanet
Learn Frame
Meridien
Pathlore
Peoplesoft
Plateau
Oracle iLearning
Ninth House
Saba
SAP
Siebel
SmartForce
Sun LearnTone
Thinq